Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
AVNET ANNOUNCES OFFERING OF $250 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES
Phoenix, AZ – August 15, 2005 – Avnet, Inc. (NYSE:AVT) today announced that it plans to raise $250 million through an offering of senior notes due 2015. Avnet intends to use the net proceeds of approximately $248 million from this offering, together with cash on hand, to repurchase up to $250 million in aggregate principal amount of its outstanding 8.00% Notes due November 15, 2006 that are tendered and accepted for purchase in the tender offer for those notes that was announced today. The offering will be lead-managed by Banc of America Securities LLC and Credit Suisse First Boston LLC.
This press release appears as a matter of record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction. A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission.
A prospectus relating to this offering may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, (646)-733-4166, or from Credit Suisse First Boston LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010 (212) 325-2580 or by faxing requests to (212) 325-8057.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Action of 1934. The forward-looking statements herein include words such as “will,” “expect,” “intend,” “would,” “should,” and “estimate.” These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.
Additional Information
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet and Memec generated combined revenue in excess of $13 billion in the past year through sales in 69 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com